                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*


                         MARISA CHRISTINA, INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    570268102
         --------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]    Rule 13d-1(b)

       [X]    Rule 13d-1(c)

       [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 7 pages

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CUSIP No. 570268102                                            Page 2 of 7 Pages
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                                  SCHEDULE 13G
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1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                          Robert Davidoff


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[X]

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3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER

       NUMBER OF                                    468,620
                           -----------------------------------------------------
        SHARES                6      SHARED VOTING POWER
     BENEFICIALLY
         OWNED                                      -0-
                           -----------------------------------------------------
   BY EACH REPORTING          7      SOLE DISPOSITIVE POWER

                                                    468,620
                           -----------------------------------------------------
       PERSON                 8      SHARED DISPOSITIVE POWER
        WITH
                                                    -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                    468,620
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                    [X]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                    6.42%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

                                                    IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                Page 2 of 7 pages

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CUSIP No. 570268102                                            Page 3 of 7 Pages
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                                  SCHEDULE 13G

ITEM 1.

         (a)      Name of Issuer:

                           Marisa Christina, Incorporated

         (b)      Address of Issuer's Principal Executive Offices:

                           8101 Tonnelle Avenue
                           North Bergen, New Jersey  07047

ITEM 2.

         (a)      Name of Person Filing:

                           Robert Davidoff

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address of the Reporting Person is:

                  Robert Davidoff           900 Third Avenue
                                            33rd Floor
                                            New York, New York   10022

         (c)      Citizenship:

                  Robert Davidoff:          United States

         (d)      Title of Class of Securities:

                                    Common Stock

         (e)      CUSIP Number:

                                    570268102








                                Page 3 of 7 pages

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CUSIP No. 570268102                                            Page 4 of 7 Pages
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                                  SCHEDULE 13G

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR (C), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:


                                 NOT APPLICABLE

    (a) [ ]  Broker or dealer registered under ss.15 of the Act (15 U.S.C.
             78o).

    (b) [ ]  Bank as defined in ss. 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [ ] Insurance company as defined in ss.3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [ ] Investment company registered under ss.8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

    (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

    (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

    (h) [ ] A savings association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1813).

    (i) [ ] A church plan that is excluded from the definition of investment company under ss.3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



ITEM 4.       OWNERSHIP


a.   Amount beneficially owned:

     (i)      Robert Davidoff                            468,620

b.   Percent of class: 6.42%

c.   Number of shares:

     (i)      Sole power to vote or direct vote:

              Robert Davidoff                            468,620

     (ii)     Shared power to vote or direct vote:

              Robert Davidoff                                  0





                                Page 4 of 7 pages

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CUSIP No. 570268102                                            Page 5 of 7 Pages
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                                  SCHEDULE 13G

     (iii)    Sole power to dispose or to direct disposition of:

              Same response as (c)(i) above.

     (iv)     Shared power to dispose or direct the disposition of:

              Same response as (c)(ii) above.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 NOT APPLICABLE


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                 NOT APPLICABLE



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                             NOT APPLICABLE


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE



ITEM 10.  CERTIFICATIONS

                           SEE ATTACHED CERTIFICATIONS







                                Page 5 of 7 pages

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CUSIP No. 570268102                                            Page 6 of 7 Pages
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                                  SCHEDULE 13G


                                  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                                     /s/ Robert Davidoff
                                                     --------------------------
                                                     Robert Davidoff








                                Page 6 of 7 pages

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CUSIP No. 570268102                                            Page 7 of 7 Pages
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                                  SCHEDULE 13G



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 12, 2004                                 /s/ Robert Davidoff
                                                     ---------------------------
                                                     Robert Davidoff






                                Page 7 of 7 pages